Exhibit 4.3
AMENDMENT NO. ONE TO THE
ADVANCED MATERIALS GROUP, INC.
2003 STOCK PLAN

Pursuant to the authority of Advanced Materials Group, Inc., and the provisions of Section 15(a) thereof, the Advanced Materials Group, Inc. 2003 Stock Plan (the “Plan”) is hereby amended in the following respects only, effective as of January 1, 2005:

1. Section 2, subsection (n), of the Plan is hereby amended in its entirety to read as follows:

“(n) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market, The Nasdaq SmallCap Market or the American Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if not sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; or

(iii)  In the absence of an established market for the Common Stock, its Fair Market Value shall be the price established, in good faith, by the Administrator in accordance with the applicable regulations and guidance promulgated under Section 409A of the Code (or any successor provision thereto) and published in the Internal Revenue Bulletin.”

2.	Section 9, subsection (a), of the Plan is hereby amended in its entirety to read as follows:

“(a) Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(i)  In the case of an Incentive Stock Option

(A)  granted to an Employee who, at the time of grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)  granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)  In the case of a Nonstatutory Stock Option

(A)  granted to a Service Provider who, at the time of grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)  granted to any other Service Provider, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii)  Notwithstanding the foregoing, Options may be assumed or substituted by the Company in connection with a merger or other corporate transaction with a per Share exercise price other than as required above, provided that any Incentive Stock Option assumed or substituted in connection with a merger or other corporate transaction satisfies the requirements of Section 424 of the Code and the regulations and guidance promulgated thereunder, relating to modifications, extensions or renewals of Incentive Stock Options in connection with a corporate transaction, and further provided that any Nonstatutory Stock Option assumed or substituted in connection with a merger or other corporate transaction satisfies the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder, relating to substitution and assumption of stock rights by reason of a corporate transaction”

3. Section 21 of the Plan is hereby added to read as follows:

“21. Prohibition on Deferred Compensation. The awards granted under this Plan are not intended to constitute a “deferral of compensation” subject to Section 409A of the Code (or a successor provision thereto). Notwithstanding the foregoing, or any provision of this Plan to the contrary, any award issued hereunder that constitutes a deferral of compensation under Section 409A of the Code shall be modified or cancelled to comply with the requirements thereunder (or a successor provision thereto) and applicable guidance published in the Internal Revenue Bulletin.”

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. One to the Advanced Materials Group, Inc. 2003 Stock Option Plan, Advanced Materials Group, Inc. has caused these presents to be duly executed in its name and on its behalf this 9th day of May, 2007.

ADVANCED MATERIALS GROUP, INC.

By: /s/ William G. Mortensen _____

Its:___President_________________________